EX 99.8(ZZ)

DISTRIBUTION SERVICES AGREEMENT

INTEGRITY LIFE INSURANCE COMPANY, (“Insurer”) and INVESCO DISTRIBUTORS, INC. (“Distributor”) (collectively, the “Parties”) mutually agree to the arrangements set forth in this Distribution Services Agreement (this “Agreement”) dated June 1, 2010.

WHEREAS, Distributor is the principal underwriter to AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Fund”); and

WHEREAS, Distributor has entered into a Master Distribution Agreement, with the Fund (the “Master Agreement”); and

WHEREAS, the Fund has adopted a Master Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Plan”), and has created a class of shares designated “Series II shares,” which are subject to the Plan; and

WHEREAS, Distributor has agreed to provide, or arrange to provide, certain distribution services, including such services as may be requested by the Fund’s Board of Trustees from time to time, in connection with the Series II shares (“Fund shares”); and

WHEREAS, Insurer issues variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”); and

WHEREAS, Insurer has entered into a participation agreement, dated June 1, 2010, (the “Participation Agreement”) with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios (“Portfolios”) available for purchase by one or more of Insurer’s separate accounts or divisions thereof (each, a Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, Insurer and Distributor expect that the Fund and its Portfolios can derive certain benefits from Insurer’s performance of the distribution services listed on Schedule A hereto for the Fund in connection with the Contracts issued by Insurer; and

WHEREAS, Insurer has no contractual or other legal obligation to perform such distribution services, other than pursuant to this Agreement and the Participation Agreement; and

WHEREAS, Insurer desires to be compensated for providing such distribution services; and

WHEREAS, Distributor desires to retain the distribution services of Insurer and to compensate Insurer for providing such distribution services;

NOW, THEREFORE, the Parties agree as follows:

Section 1.  Distribution Services; Payments Therefor.

(a)           Insurer shall provide the distribution services set out in Schedule A, attached hereto and made a part hereof, as the same may be amended from time to time.  For such services, Distributor agrees to pay to

Insurer a quarterly fee (the “Distribution Fee”) equal to x.xx% of the average daily net assets of the Fund attributable to the Contracts issued by Insurer.

(b)           Distributor shall calculate the Distribution Fee at the end of each calendar quarter and will make such payment to Insurer, without demand or notice by Insurer, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

(c)           From time to time, the Parties shall review the Distribution Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Insurer.  The Parties agree to negotiate in good faith a reduction to the Distribution Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by the Fund to Distributor pursuant to the Plan.

Section 2.  Nature of Payments.

The Parties to this Agreement recognize and agree that Distributor’s payments hereunder are for distribution services only and do not constitute payment in any manner for investment advisory services or for administrative services, and are not otherwise related to investment advisory or administrative services or expenses, recognizing that Insurer may have contracted separately with Invesco Advisers, Inc., to provide administrative services to the Fund.  Insurer represents and warrants that the fees to be paid by Distributor for services to be rendered by Insurer pursuant to the terms of this Agreement are to compensate the Insurer only for providing distribution services to the Fund, do not reimburse or compensate Insurer for providing distribution services with respect to the Contracts or any Separate Account, and are not duplicative of any services that Insurer provides to the Fund pursuant to any administrative services or other agreement.

Section 3.  Reports.

Insurer acknowledges that Distributor is obligated to provide to the Fund’s Board of Trustees, at least quarterly, a written report of the amounts expended pursuant to the Plan and this Agreement and the purposes for which such expenditures were made.  Accordingly, Insurer agrees to provide Distributor with such assistance as Distributor may reasonably request so that Distributor can report such information to the Fund’s Board in a timely manner.  Insurer acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurer pursuant to the Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.

Insurer further agrees to provide Distributor with such assistance as Distributor may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

Section 4.  Term and Termination.

(a)           This Agreement shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan or agreements.

(b)           Any Party may terminate this Agreement, without the payment of any penalty, on not more than 60 days’ written notice to the other Party.  This Agreement may be terminated at any time by a vote of a majority of the members of the Board of Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan or by a vote of a majority of the outstanding voting securities of the Fund.

(c)           This Agreement shall automatically terminate in the event of its assignment.

Section 5.  Amendment; Entire Agreement.

This Agreement may be amended upon mutual agreement of the Parties in writing.  However, the Parties recognize that the Plan that this Agreement implements may not be amended to increase materially the amount to be spent for distribution without shareholder approval and that all material amendments of the Plan must be approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting the Plan or agreements.  This Agreement, together with Schedule A hereto, constitutes the sole agreement between the Parties regarding the distribution services listed on Schedule A hereto.

Section 6.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

INTEGRITY LIFE INSURANCE COMPANY

400 Broadway

Cincinnati, OH 45202

Facsimile: (513) 629-1044

Attn:  Kevin L. Howard, Esq.

INVESCO DISTRIBUTORS, INC.

11 Greenway Plaza, Suite 100

Houston, Texas 77046

Facsimile:  (713) 993-9185

Attention:  Peter A. Davidson, Esquire

Section 7.  Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns.  The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b)           Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(c)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)           Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

(e)           Severability.

(i)            This Agreement shall be severable as it applies to each Fund Portfolio, and action on any matter shall be taken separately for each Fund Portfolio affected by the matter.

(ii)           If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Kevin L. Howard

Name: Kevin L. Howard

Title: SVP and General Counsel

INVESCO DISTRIBUTORS, INC.

By:	/s/John S. Cooper

Name: John S. Cooper

Title: President

SCHEDULE A

Distribution Services For

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

Insurer shall provide certain distribution services that are primarily intended to result in the sale of Fund shares, as set forth below.  This Schedule, which may be amended from time to time as mutually agreed upon by Insurer and Distributor, constitutes an integral part of the Agreement to which it is attached.  Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Distribution services shall include without limitation:

a)             The development, preparation, printing and distribution of advertisements and sales literature and other promotional materials describing and/or relating to the Fund;

b)            Training sales personnel regarding the Fund;

c)             Organizing and conducting seminars and sales meetings designed to promote the distribution of Fund shares;

d)            Compensating financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of variable annuity and variable life insurance contracts investing directly in Fund shares; and

e)             Compensating sales personnel in connection with the allocation of cash values and premium of variable annuity and variable insurance contracts to investments in Fund shares.